MEMORANDUM OF UNDERSTANDING

Between

MIRAGE ENERGY, CORP.

and

ORGANIZATION MONDIALE DE DEVELOPMENT

for

The purchase of the Commercial Rights to Campo Brasil, for the storage and distribution of Natural Gas in Mexico and the purchase of the rights to the integrated pipeline system on both the US and Mexico sides of the US/Mexico Border.

This Binding Memorandum of Understanding ("MOU"), dated March 14, 2019, is entered into by and between:

Mirage Energy, Corp., a company registered in the State of Nevada, United States of America and having its address at 900 Isom, Suite 306, San Antonio, Texas, 78216, or any of its affiliated, subsidiaries or assigned companies (hereinafter referred to as "MIRAGE") represented by its President and CEO, Mr. Michael R. Ward.

AND

Organization Mondiale de Development, a company registered in France, having its address at Rue de Victor Hugo 177, Tours 37500, France, or any of its affiliated, subsidiaries or assigned companies (hereinafter referred all to as "OMD") represented by its Vice-president for Financial Management, Mr. Jose Alfredo Ramirez Ramirez.

Hereinafter referred to individually as a "Party" and collectively as the "Parties."

Whereas, MIRAGE is in the process to obtain from the Mexican government the commercial rights to Campo Brasil, for the storage and distribution of Natural Gas in Mexico and integrated pipeline system on both the US/Mexico sides of the Border (the "Project").

Whereas, Mirage has incorporated both, in Mexico and the United States, several companies in order to operate the Project (the "Companies").

Whereas, Mirage has invested, as of this date, the total amount of $16,000,000.00 (Sixteen Million Dollars 00/100 U.S. Cy.) for the Project.

Whereas, OMD wishes to invest in the storage and distribution of natural gas in Mexico, through a participation in the Project.

Whereas, OMD acknowledges that Mirage has invested the total amount of $16,000,000.00 (Sixteen Million Dollars 00/100 U.S. Cy.) in the Project.

THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable considerations, the Parties hereby agree to the following:

1. Participation in the Project.

OMD shall have a full participation in the project by means of acquiring from Mirage the wholly owned subsidiaries of the Company.

2. Remuneration.

OMD will pay Mirage as remuneration for the Project as follows:

a) A five percent (5%) carried equity participation in the Companies, with a put option in and shall be unencumbered by any debt deriver in the Project.

b) The amount of $16,000,000.00 (Sixteen Million Dollars 00/100 US.Cy.), to be paid the moment Mirages exercise its put option.

3. Final Documents

The Final Documents shall reflect the mutual understanding and agreement between the Parties and shall contain representations, warranties, indemnification provisions, covenants, and other agreements customary for a transaction of this nature. The Parties will begin promptly the negotiation and drafting of the Final Documents with a goal of execution and delivery of the Final Documents no later than 45 (forty five) calendar days after the date of execution of this MOU. Upon final execution of the afore mentioned Final Documents, OMD shall fund the project as per the cash draw down schedule attached to the Final Documents not to exceed $1,200'000,000.00 (One Billion Two Hundred Million Dollars 00/100 US.Cy.) and deposited into a separate Mirage operating account controlled by Mirage.

3. Good Will Deposit.

OMD shall transfer to Mirage, no later than Thirty (30) calendar days as off the date of execution of this MOU the total amount of $15'000,000.00 (Fifteen Million Dollars 00/100 US.Cy.), which Mirage shall use for operation expenses.

In the event the Parties do not execute the Final Documents, the Good Will Deposit will be reimbursed as follows:

a) If the failure to execute the Final Documents is caused by Mirage, Mirage shall reimburse OMD the total amount of $15'000,000.00 (Fifteen Million Dollars 00/100 US.Cy.).

a) If the failure to execute the Final Documents is caused by OMD, Mirage shall reimburse OMD the amount resulting in deducting the operation expenses already paid from the amount of $15'000,000.00 (Fifteen Million Dollars 00/100 US.Cy.), but in any case, such reimbursement shall not exceed the amount of $5'000,000.00 (Five Million Dollars 00/100 US.Cy.)

Confidentiality

The Parties shall ensure that the contents of this MOU and any exchange of information made by the Parties (including any information provided by any entity mentioned above in respect of the proposals) shall be wholly and completely confidential. Additionally, each Party shall treat all business and trade secrets belonging to the other Party as confidential, with the exception as required by US Law and the US Security Exchange Commission.

Assignment

The Parties reserve the right to assign its rights herein to any affiliate with the written consent of the other Party, and such consent shall not be unreasonably withheld, and each Party shall remain responsible in all respects under this MOU.

Exclusivity

The Parties agree that while this MOU remains in force they will not conduct or continue to conduct, directly or indirectly, conversations or negotiations with any third party for the purpose of entering into any agreement for the purposes contemplated in this MOU.

Jurisdiction

It is hereby established that, in the event of a controversy in connection herewith, such controversy shall be resolved under the laws of the United Kingdom, and the Parties wave any other jurisdiction as concerns their present or future domicile

Entire Agreement

This MOU supersedes all prior discussion and agreements, both in writing as well as orally, among the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

For and on behalf of

Mirage Energy Corporation

Name: Michael R. Ward

Position: President and

Chief Executive Officer

For and on behalf of

Organization Mondiale

de Development.

Name: Jose Alfredo Ramirez

Position: Vice-president for

Financial Management.

O. M. D.
COMITE EXECUTIF
ORGANISATION MONDIALE DE DEVELOPPEMENT